Joint Filer Information

Name:	Elan International Services Limited

Address:	c/o Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Designated Filer:	Elan Corporation, plc

Issuer & Ticker Symbol:	Lipocine Inc. (MBARD)

Date of Earliest Transaction Required to be Reported:	7/24/13

Signature:	/s/ William F. Daniel
Name: William F. Daniel Title: Authorized Signatory Elan International Services Limited

Name:	Elan Pharma International Limited

Address:	Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland

Designated Filer:	Elan Corporation, plc

Issuer & Ticker Symbol:	Lipocine Inc. (MBARD)

Date of Earliest Transaction Required to be Reported:	7/24/13

Signature:	/s/ William F. Daniel
Name: William F. Daniel Title: Company Secretary Elan Pharma International Limited